EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2004, except for Note 19 as to which the date is July 16, 2004, in the Registration Statement (Form S-4) and related Prospectus of Trinity Industries, Inc. for the registration of $300,000,000 of 6 1/2% Senior Notes.

/s/ ERNST & YOUNG LLP

July 16, 2004
Dallas, Texas